UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2012

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously announced, on October 1, 2012, Synopsys Taiwan Co. Ltd., a wholly owned subsidiary of Synopsys, Inc. incorporated and in existence under the laws of the Republic of China (Taiwan) (“Synopsys Taiwan”), formerly Synopsys Taiwan Ltd., completed and settled a cash tender offer in which Synopsys Taiwan acquired approximately 91.64% of the outstanding shares of common stock of SpringSoft, Inc., a company incorporated and in existence under the laws of Taiwan (“SpringSoft”), at a price of NT$57.00 per share.

On November 30, 2012, Synopsys Taiwan completed the follow-on merger in which SpringSoft merged into Synopsys Taiwan. Pursuant to the terms of the merger, Synopsys Taiwan agreed to pay NT$57.00 per share to the holders of the remaining outstanding shares of common stock of SpringSoft, resulting in an aggregate purchase price of approximately NT$997 million for the remaining outstanding shares. The merger and the tender offer were conducted pursuant to the terms and conditions set forth in the Agreement and Plan of Merger between Synopsys Taiwan and SpringSoft entered into on August 3, 2012, as more fully described in the Current Reports on Form 8-K filed by Synopsys, Inc. with the Securities and Exchange Commission on August 9, 2012 and October 2, 2012, which are incorporated by reference herein.

Item 8.01 Other Events.

On December 2, 2012, Synopsys, Inc. issued a press release announcing the completion of the follow-on merger between Synopsys Taiwan and SpringSoft. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

99.1	Press release issued by Synopsys, Inc. on December 2, 2012 regarding completion of the follow-on merger between Synopsys Taiwan and SpringSoft

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOPSYS, INC.

Dated: December 3, 2012	By:	/S/ BRIAN E. CABRERA
Brian E. Cabrera
Vice President, General Counsel and
Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

99.1	Press release issued by Synopsys, Inc. on December 2, 2012 regarding completion of the follow-on merger between Synopsys Taiwan and SpringSoft